Exhibit (a)(1)(I)

EMPEIRIA ACQUISITION CORP TO CONDUCT INVESTOR CONFERENCE CALL TUESDAY NOVEMBER 13th AT 4:30 PM EST

NEW YORK, November 9, 2012 – Empeiria Acquisition Corp. (OTC BB: EPAQ; EPAQW; EPAQU) (“EAC”) announced it will hold a conference call with the investment community to discuss EAC’s proposed merger with Integrated Drilling Equipment Company Holdings (“IDE”). IDE management will participate in the conference call, which will be on Tuesday, November 13, 2012 at 4:30 p.m. EST.

Based in Houston, Texas, IDE is one of the leading providers of land drilling rigs, rig refurbishment and reconfiguration services, upgrade packages and related components for offshore rigs, and integrated electrical and control systems for land and offshore rigs. IDE provides these products and services to contract drilling companies worldwide.

Investors may participate in the conference call by dialing (800) 322-9079 (US) or (404) 665-9920 (international). A replay will be available from 5:30 p.m. EST, November 13th until 11:59 p.m. on November 27th by dialing: (855) 859-2056 (US) or (404) 537-3406 (international) and entering conference code 69721060.

EAC is currently conducting a tender offer for its shares of common stock. Morrow & Co., LLC. is acting as the information agent, and the depositary is Continental Stock Transfer & Trust Company. For questions and information, please call the information agent toll free at (800) 607-0088 (banks and brokers call collect at (203) 658-9400).

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of EAC common stock. The solicitation of offers to buy shares of EAC common stock will only be made pursuant to the Offer to Purchase, dated October 19, 2012 (as may be amended or supplemented), the related Letter of Transmittal, and other related documents that EAC is sending to its securityholders. The tender offer materials contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials are being distributed by EAC to EAC’s securityholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the Securities and Exchange Commission (“SEC”)) will be available at no charge on the SEC’s website at www.sec.gov and from the information agent. Security holders of EAC are urged to read the tender offer documents and the other relevant materials before making any investment decision with respect to the tender offer because they will contain important information about the tender offer, the merger and the parties to the merger.

About EAC

EAC is a blank check company formed on January 24, 2011 for the purpose of acquiring one or more operating business or assets through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction. On June 21, 2011, EAC consummated its public offering of 6,000,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of its common stock. Aggregate net proceeds of $61,200,000 from the public offering and its concurrent private placement were placed in trust pending completion of EAC’s initial business transaction. If consummated, the merger with IDE would constitute EAC’s initial business transaction.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: statements about the benefits of the proposed transaction involving EAC and IDE; EAC’s and IDE’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the transaction that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. These risks, as well as other risks associated with the transaction, are more fully discussed in the Schedule TO filed with the SEC in connection with the merger and tender offer. Additional risks and uncertainties are identified and discussed in EAC’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither EAC nor IDE undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Alan B. Menkes

Chief Executive Officer

Empeiria Acquisition Corp

212-887-1126

OR

KCSA Strategic Communications

Rob Fink / Brad Nelson

212.896.1206 / 212.896.1217

rfink@kcsa.com / bnelson@kcsa.com